Exhibit 99.1

Important Notice To Directors and Executive Officers of

RR Donnelley

Concerning the Blackout Period Under 401(k) Plans

The Donnelley Deferred Compensation and Voluntary Savings Plan and the Moore Wallace North America, Inc. Savings Plan (the “401(k) Plans”) will be changing recordkeepers effective November 1, 2006. In connection with this change, our current and former employees who participate in the 401(k) Plans will be temporarily unable to:

•	direct or diversify investments in their 401(k) Plan accounts (including transfers into or out of the RR Donnelley common stock fund),

•	receive distributions from the 401(k) Plans and

•	obtain 401(k) Plan loans.

This short-term period during which participants in the 401(k) Plans will be unable to exercise these rights will qualify as a “blackout period” under the Sarbanes-Oxley Act, and therefore will require us also to prohibit RR Donnelley’s directors and executive officers from trading in RR Donnelley common stock during this period.

The blackout period for the 401(k) Plans is expected to begin on October 25, 2006 and is expected to end the week of November 13, 2006. You will receive a follow up notice informing you when the blackout period has ended, however, during this period, you can determine whether the blackout period has started or ended by calling David Dykshorn at (312) 326-8199.

During the blackout period you will not be permitted to purchase, sell or otherwise acquire or transfer, directly or indirectly, any shares of RR Donnelley common stock. For example, you will be prohibited from:

•	transferring your own 401(k) Plan account into or out of RR Donnelley shares,

•	buying or selling shares of RR Donnelley common stock on the open market, and

•	exercising RR Donnelley stock options.

(In addition, you are subject to RR Donnelley’s Pre-Clearance and Window Period Policy that requires you to pre-clear any proposed transaction with the General Counsel.)

This trading prohibition does not apply to certain exempt transactions, such as purchases under our Employee Stock Purchase Plan, salary deferral contributions into the 401(k) Plans and purchases under our dividend reinvestment plan. Although you are permitted to engage in transactions involving equity securities that were not acquired in connection with your services as a director or executive officer, there is a presumption that any such transactions are prohibited unless you can identify the source of the shares and show that you used the same identification for all related purposes, such as tax reporting and disclosure requirements.

Any profit realized by a director or executive officer from any non-exempt transaction involving RR Donnelley common stock during the blackout period is recoverable by RR Donnelley. Accordingly, we strongly urge you to refrain from making any trades in RR Donnelley common stock during the blackout period.

If you have any questions concerning this notice or whether certain transactions are subject to this prohibition, you should contact Sue Bettman.